Exhibit 99.1

Lennox International Appoints Gary Bedard EVP, President and COO of Worldwide Refrigeration

DALLAS, Oct. 5, 2017 — Lennox International Inc. (NYSE: LII) today announced Gary Bedard as EVP, President and COO of its Worldwide Refrigeration business, effective October 16, 2017. Bedard succeeds David Moon who is leaving LII at year end to pursue other career opportunities.

“We appreciate David’s significant contributions to our Refrigeration business and in particular his last 11 years as President. David led our Refrigeration business to become the industry leader and innovator that it is today,” said Todd Bluedorn, Chairman and Chief Executive Officer of Lennox International. “With Gary’s strong operating experience and customer focus, our global refrigeration business is well positioned to continue winning in the marketplace.”

Bedard has a proven record of success at Lennox International over two decades, including the last ten years as Vice President and General Manager of our highly successful Lennox Residential business. Prior to joining LII in 1998, Bedard spent eight years at York International in product management and sales leadership roles for commercial applied and unitary systems as well as residential systems. Bedard has a bachelor of science in engineering management from the United States Military Academy at West Point.

Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is listed on the New York Stock Exchange and traded under the symbol “LII.” Additional information is available at http://www.lennoxinternational.com or by contacting Steve Harrison, Vice President, Investor Relations, at 972-497-6670.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Lennox International’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.